UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2014

CTI Group (Holdings) Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10560	51-0308583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 N. Alabama Street, Suite 240, Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 262-4582

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, on March 7, 2013, Fairford Holdings Limited, Michael Reinarts and John Birbeck (collectively, the “Buying Group”) made a non-binding proposal to purchase all of the outstanding shares of stock of CTI Group (Holdings) Inc., a Delaware corporation (the “Company”), for a cash purchase price of $0.29 per share (the “Initial Offer”). On December 30, 2013, the Buying Group increased the Initial Offer from $0.29 per share to $0.40 per share (the “Revised Offer”).

Fairford Holdings Limited is an indirect wholly owned subsidiary of Salah H. Osseiran, a member of the Company’s Board of Directors (the “Board”), Mr. Reinarts is the Company’s Chairman of the Board, and Mr. Birbeck is the Company’s Chief Executive Officer and a member of the Board.

On June 17, 2014, the Company issued a press release announcing that, on June 14, 2014, the Special Committee of the Board rejected the Revised Offer. Upon being informed of the Special Committee’s rejection of the Revised Offer, the Buying Group informed the Company on June 14, 2014 that it would not be increasing, and formally withdrew, the Revised Offer. Accordingly, the Board disbanded the Special Committee effective immediately.

A copy of the press release is filed herewith as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1*	Press release reporting rejection of Revised Offer, dated June 17, 2014.

*	Filed electronically herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI Group (Holdings) Inc.

Date: June 17, 2014	By:	/s/ Manfred Hanuschek
	Name:	Manfred Hanuschek
	Title:	Chief Financial Officer

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